DRAFT X - 09/12/95













                     VALCOR REPORTS SECOND QUARTER RESULTS

     DALLAS, TEXAS . . July 25, 1996 . . Valcor, Inc. reported net income of $4.6 million for the second quarter of 1996, compared to net income of $6.8 million in the second quarter of 1995. For the first six months of 1996, Valcor reported a net loss of $8.6 million, which includes a first quarter after-tax charge of approximately $15 million to close Medite's New Mexico medium density fiberboard ("MDF") plant. Net income was $13.5 million in the first six months of 1995.

     Building products results were adversely affected by lower MDF selling prices compared to last year. While second quarter 1996 MDF prices approximated those of the first quarter of this year, average prices for the first six months of 1996 were approximately 18% lower than the same period in 1995. Increased sales volumes in certain product lines resulted in higher hardware products sales, while changes in product mix contributed to slightly lower earnings. A 3% increase in year-to-date comparable store sales improved fast food results.


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                                                              DRAFT X - 09/12/95
                             SUMMARY OF OPERATIONS

                                  (Unaudited)

                                  (In millions)



























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                                                                                                                  DRAFT X - 09/12/95
                                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                                             JUNE 30,                       JUNE 30,
                                                          1995         1996             1995        1996
NET SALES
  Building products                                       $49.4        $48.1           $108.0       $ 94.6
  Hardware products                                        19.3         21.7             39.4         42.9
  Fast food                                                28.8         29.3             55.6         56.9

                                                          $97.5        $99.1           $203.0       $194.4

OPERATING INCOME
  Building products:
    Before restructuring charge                           $ 8.3        $ 5.6           $ 18.6       $  7.1
    Plant closure charge                                    -            -                -          (24.0)
                                                            8.3          5.6             18.6        (16.9)
  Hardware products                                         5.1          5.0             10.6          9.4
  Fast food                                                 1.8          2.4              2.9          4.0

    TOTAL OPERATING INCOME (LOSS)                          15.2         13.0             32.1         (3.5)
Interest expense                                            4.9          4.9              9.9          9.8
Corporate items, net                                        (.3)          .3               .6           .3

    Income (loss) before income taxes                      10.6          7.8             21.6        (13.6)
Income taxes (benefit)                                      3.8          3.2              8.1         (5.0)

      NET INCOME (LOSS)                                   $ 6.8        $ 4.6           $ 13.5       $ (8.6)


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                                                              DRAFT X - 09/12/95

       Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc. (NYSE: VHI), is engaged in the building products, hardware products and fast food industries. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.


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